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Exhibit 99.1

FOR MORE INFORMATION, CONTACT:
Kelley Murphy Humana Corporate Communications kmurphy26@humana.com

Lisa Stoner Investor Relations lstamper@humana.com
Humana Announces CFO Transition

LOUISVILLE, Ky. — December 3, 2024 — Leading health and well-being company Humana Inc. (NYSE: HUM) announced today that Celeste Mellet will be appointed to succeed Susan Diamond as Chief Financial Officer (CFO), effective January 11, 2025. Diamond is stepping down after a successful 18-year career at Humana, including over three years as CFO, and will serve in an advisory role through the end of 2025 to ensure a smooth transition.

“On behalf of the entire Board and management team, I want to extend my thanks to Susan for her leadership as CFO and in prior roles during her nearly two decades at Humana,” said Jim Rechtin, Humana’s President and Chief Executive Officer. “Susan’s contributions spanned across our Medicare, Home Solutions and finance teams and she was instrumental in helping navigate complex environments including COVID-19 and dynamic utilization trends. On a personal note, I’m grateful for her partnership as I transitioned into the CEO role. We appreciate her willingness to help ensure a smooth transition and are grateful that she has agreed to remain a resource to the company.”

“It’s been an honor to work with such talented colleagues during my time at Humana. I am grateful for the opportunity to have served as CFO and help the company navigate a challenging period for the industry, as well as support Jim’s transition into the CEO role,” said Diamond. “As I prepare for the next chapter, both personally and professionally, and the company works to establish new forward-looking commitments, it became clear that this is the right time to initiate a CFO transition. It is important to have a leadership team that will be in place for the next several years to deliver against those commitments, and I look forward to helping set the team up for success.”

Mellet currently serves as CFO of Global Infrastructure Partners (GIP), a leading infrastructure fund manager recently acquired by BlackRock. Prior to joining GIP, she was CFO, senior managing director and executive vice president of Evercore, responsible for the firm’s financial, strategy, tax, information technology and facilities functions. Before joining Evercore, Mellet was Fannie Mae’s executive vice president and CFO responsible for corporate strategy and financial management functions. Before her tenure at Fannie Mae, she spent more than 18 years at Morgan Stanley, last serving as global treasurer and previously head of investor, creditor and counterparty relations. Mellet was also previously an equity research analyst covering financial, media, and gaming and lodging.

“Celeste is a highly accomplished CFO and brings first-hand experience navigating dynamic and highly regulated industries. She has a proven track record of working with cross-functional teams to drive improved performance throughout the complex organizations where she has served as a leader. I am excited to partner with Celeste as we execute against our strategy, unlock the earnings power of the business, and deliver long-term shareholder value,” said Rechtin.

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“I am thrilled for the opportunity to join Humana,” said Mellet. “This is a leading company with clearly differentiated capabilities, a strong value proposition, and a compelling long-term outlook. I am excited to join this talented team as Humana enters its next chapter of growth and value creation.”

The Company reiterates its 2024 adjusted earnings per share (EPS) guidance of ‘at least $16.00’ and its 2025 adjusted EPS commentary of ‘at least in line with final 2024 results.’ Humana continues to target an Investor Day in May 2025.

Cautionary Statement
This news release includes forward-looking statements regarding Humana within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “assumes,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings set forth below.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.

Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

•Form 10-K for the year ended December 31, 2023;
•Form 10-Q for the quarter ended March 31, 2024, June 30, 2024, and September 30, 2024; and
•Form 8-Ks filed during 2024.

About Humana
Humana Inc. is committed to putting health first – for our teammates, our customers, and our company. Through our Humana insurance services, and our CenterWell health care services, we make it easier for the millions of people we serve to achieve their best health – delivering the care and service they need, when they need it. These efforts are leading to a better quality of life for people with Medicare, Medicaid, families, individuals, military service personnel, and communities at large. Learn more about what we offer at Humana.com and at CenterWell.com
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